Exhibit 99.1

Baxano Surgical, Inc. Announces Changes to Management Team

Third quarter and full year revenue guidance reaffirmed

Shareholder class-action lawsuit dismissed with prejudice

RALEIGH, NC -- (GLOBE NEWSWIRE)—September 20, 2013— Baxano Surgical, Inc. (NASDAQ:BAXS), a medical device company focused on designing, developing and marketing minimally invasive products to treat degenerative conditions of the spine affecting the lumbar region, today announced changes to its executive management team.

•	Greg Slusser has been appointed Vice President of Commercial Operations effective October 7, 2013. Prior to Baxano Surgical, he has held senior sales and marketing positions with Defibtech, American Medical Systems and Johnson & Johnson.
•	Joe Slattery, Executive Vice President and Chief Financial Officer, has resigned effective September 27, 2013 to pursue another business opportunity.
•	Tim Shannon, Vice President of Finance, has been appointed Interim Chief Financial Officer effective September 27, 2013.

Prior to joining Baxano Surgical, Greg Slusser most recently served as Vice President of Sales and Marketing of Defibtech, a manufacturer of automated external defibrillators. Previously, he was the Vice President of Sales at American Medical Systems and spent 17 years at Johnson & Johnson in sales and marketing positions of increasing responsibility.

Tim Shannon joined Baxano Surgical in 2013. Previously, he was Vice President of Financial Reporting at Talecris Biotherapeutics and Chief Financial Officer and Treasurer at Harris Wholesale. He began his career at PricewaterhouseCoopers and is a CPA.

“We are excited to welcome Greg to the Baxano Surgical team. His strong background and leadership in medical device sales and marketing will complement our current spine sales leadership team as we gain sales momentum,” said Ken Reali, President and Chief Executive Officer of Baxano Surgical, Inc. “Tim has been an integral part of the team and key contributor since he joined Baxano Surgical and I have the utmost confidence in him as he assumes the Interim CFO position. Finally, I want to thank Joe for his years of service and wish him well in his future endeavors.”

Baxano Surgical Outlook

The Company has reaffirmed its previously issued third quarter and fiscal year guidance. For the third quarter ending September 30, 2013, the Company expects total revenues in the range of $5.6 – $6.2 million. For the full fiscal year 2013, on a pro forma basis for the Baxano, Inc. merger, the Company expects total revenues in the range of $23.5 – $25.5 million.

Shareholder Lawsuit

In January 2012, a putative class action lawsuit was filed against the Company in the U.S. District Court Eastern District, North Carolina, on behalf of certain investors alleging violations of federal securities laws. On September 19, 2013, this lawsuit was dismissed with prejudice.

About Baxano Surgical, Inc.

Baxano Surgical, Inc. is a medical device company focused on designing, developing, and marketing minimally invasive products to treat degenerative conditions of the spine affecting the lumbar region. Baxano Surgical currently markets the AxiaLIF® family of products for single and two level lower lumbar fusion, the VEOTM lateral access and interbody fusion system, the iO-Flex® system, a proprietary set of flexible instruments used by surgeons during spinal decompression procedures and the iO-Tome™ instrument, which rapidly and precisely removes bone, specifically the facet joints, which is commonly performed in spinal fusion procedures. Baxano Surgical was founded in May 2000 and is headquartered in Raleigh, North Carolina. For more information, visit www.baxanosurgical.com.

AxiaLIF® and iO-Flex® are registered trademarks of Baxano Surgical.

Forward Looking Statements

This press release includes statements that are based on our current beliefs and assumptions. These statements constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the pace of adoption of our product technology by spine surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success of our continuing product development efforts, the effect on our business of existing and new regulatory requirements, our ability to raise additional capital, our ability to comply with our settlement agreement and Corporate Integrity Agreement with certain entities of the U.S. government, stockholder class action lawsuits, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with Baxano Surgical's business, please review the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports. You are cautioned not to place undue reliance on these forward looking statements, which are based on Baxano Surgical's expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

CONTACT:

Investors:

Westwicke Partners
Mark Klausner, 443-213-0501
baxanosurgical@westwicke.com

Source: Baxano Surgical, Inc.

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